                                                                    EXHIBIT 12.2


             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)


                                                                      Year
                                                 ----------------------------------------------
                                                  2001      2000      1999      1998      1997
                                                 ------    ------    ------    ------    ------
Fixed charges:
    Interest expense                             $  453    $  492    $  245    $  301    $  270
    Distributions on preferred securities of
        subsidiary trust, net of income taxes        26        26        26        26        26
    Estimated interest portion of rents              34        31        27        21        14
                                                 ------    ------    ------    ------    ------

        Total fixed charges                      $  513    $  549    $  298    $  348    $  310
                                                 ======    ======    ======    ======    ======


Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                    $  419    $  611    $1,030    $  763    $  648
    Fixed charges *                                 487       523       272       322       284
                                                 ------    ------    ------    ------    ------

        Adjusted income                          $  906    $1,134    $1,302    $ 1085    $  932
                                                 ======    ======    ======    ======    ======

Ratio of income to fixed charges                   1.77      2.07      4.37      3.12      3.01
                                                 ======    ======    ======    ======    ======

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*    Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.